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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 2
                                      TO
                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SLS INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                          3651                  52-2258371
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

         3119 SOUTH SCENIC, SPRINGFIELD, MISSOURI 65807  (417)883-4549
         -------------------------------------------------------------
         (Address and telephone number of principal executive offices)

   JOHN M. GOTT, 3119 SOUTH SCENIC, SPRINGFIELD MISSOURI 65807  (417)883-4549
   --------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)

ALFRED V. GRECO, PLLC, 666 FIFTH AVE, STE 1401, NEW YORK, NY 10103 (212)246-6550
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     (Name, address, and telephone number for copies of all communications)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------
                                                       PROPOSED
                                          PROPOSED     MAXIMUM
    TITLE OF EACH                         MAXIMUM      AGGREGATE   AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE  OFFERING PRICE  OFFERING   REGISTRATION
   TO BE REGISTERED       REGISTERED     PER UNIT(1)   PRICE(1)    FEE(1)(2)
------------------------ ------------ --------------- ----------- ------------
   Units (1)                4,000,000 $           .25 $ 1,000,000 $     264.00

      Common Stock,
      $.001 par value       4,000,000            ----       ----- $     ------

      Class A Warrants      4,000,000            ----       ----- $     ------

      Class B Warrants      4,000,000            ----       ----- $     ------

      Common Stock,         4,000,000             .50 $ 2,000,000 $     528.00
      $.001 par value(2)

      Common Stock,         4,000,000            3.00 $12,000,000 $   3,168.00
      $.001 par value(2)
                                                                  ------------
                                                          Total   $   3,960.00
                                                                  ============
-----------
   (1) Estimated solely for the purpose of determining the amount of the registration fee.

   (2)  Includes estimated registration fees due for:

        (a) registration of 4,000,000 units including 4,000,000 shares of common stock, 4,000,000 class A warrants and 4,000,000 class B warrants forming part of the units;

        (b) registration of 4,000,000 shares reserved for issuance upon exercise of and underlying the class A warrants forming part of each unit; and

        (c) registration of 4,000,000 shares reserved for issuance upon exercise of and underlying the class B warrants forming part of each unit.








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                                       ii







CROSS REFERENCE SHEET
(Showing Location In Prospectus of Information Required by Items of Form SB-2)


PART I.     INFORMATION REQUIRED IN PROSPECTUS
----------------------------------------------

Item No.    Required Item                             Location or Caption
--------    ----------------------------------        --------------------------

   1.       Front of Registration Statement           Front of Registration
              and Outside Front Cover of              Statement and outside
              Prospectus                              front cover of Prospectus

   2.       Inside Front and Outside Back             Inside Front Cover Page
              Cover Pages of Prospectus               of Prospectus and Outside
              Front cover Page of
              Prospectus

   3.       Summary Information and Risk              Prospectus Summary;
              Factors                                 Risk Factors

   4.       Use of Proceeds                           Use of Proceeds

   5.       Determination of Offering                 Prospectus Summary -
              Price                                   Determination of
                                                      Offering Price; Risk
                                                      Factors

   6.       Dilution                                  Dilution

   7.       Selling Security Holders                  Not Applicable

   8.       Plan of Distribution                      Plan of Distribution

   9.       Legal Proceedings                         Litigation

  10.       Directors, Executive Officers,            Management
            Promoters and Control Persons

  11.       Security Ownership of Certain             Principal Shareholders
              Beneficial Owners and Management

  12.       Description of Securities                 Description of Securities

  13.       Interest of Named Experts                 Legal Opinions; Experts

  14.       Disclosure of Commission Position         Statement as to
              on Indemnification                      Indemnification

  15.       Organization Within Last                  Management; Certain
              Five Years                              Transactions

  16.       Description of Business                   Business -
                                                      Background

                                      iii

  17.       Management's Discussion and               Business -
              Analysis or Plan of                     Plan of Operation
              Operation

  18.       Description of Property                   Business - Property

  19.       Certain Relationships and Related         Certain Transactions
              Transactions                            With Management and
                                                      Others

  20.       Market for Common Stock and               Prospectus Summary;
              Related Stockholder Matters             Market for the Company's
                                                      Common Stock

  21.       Executive Compensation                    Executive Compensation

  22.       Financial Statements                      Financial Statements

  23.       Changes in and Disagreements              Not Applicable
              with Accountants on Accounting
              and Financial Disclosure

































                                       iv

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement that has been filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                              Subject to change
                                  PROSPECTUS  dated January __, 2000
                                  ----------

                            SLS INTERNATIONAL, INC.
                            (A Delaware Corporation)
         Direct offering of 4,000,000 units, each unit consisting of
                  One share of common stock and two warrants
                          At a price of $.25 per unit
                      Minimum purchase: 1,000 units ($250)

This prospectus relates to a direct public offering by SLS International, Inc. of 4,000,000 units, each unit consisting of one share of common stock and two warrants, offered at a price of $.25 per unit.

The warrants forming part of each unit consist of a class A warrant and a class B warrant. Each warrant represents a right to purchase one share of common stock of SLS International, Inc. at specified prices. The class A warrant is immediately exercisable over a period of 6 months at a price of $.50 per share. The class B warrant is exercisable only if the class A warrant is exercised and for a period of two years at a price of $3.00 per share.

If all of the units offered by SLS International, Inc. are not sold during the next _____ day offering period, then, unless the offering is extended an additional 30 days, all the funds paid by investors to SLS International, Inc. will be returned, without any interest or any deduction of any kind. Until the offering is completed, all funds received from investors will be held in escrow by the Metropolitan Bank, Springfield Missouri, as escrow agent. Metropolitan Bank will only pay these funds to SLS if we complete the entire offering. Prior to this offering, there has been no public market for any securities of SLS International, Inc. See also "risk factors" elsewhere in this prospectus.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                           Offering Price                         Proceeds to
                             to Public         Commissions          Company
-----------------------    --------------    ---------------    ---------------
 Per Unit..............    $          .25    $          ----    $           .25
 Total.................    $    1,000,000    $          ----    $     1,000,000
-----------------------    --------------    ---------------    ---------------

                             SLS INTERNATIONAL, INC.
                                3119 South Scenic
                          Springfield, Missouri  65807
                               Tel# (417) 883-4549

                               TABLE OF CONTENTS
                               -----------------

                                                                            PAGE
                                                                            ----
Prospectus summary ......................................................     3
Risk factors.............................................................     5
Management's discussion and analysis of financial condition and results
of operations............................................................     8
Market for SLS shares....................................................    12
Forward-looking statements...............................................    12
Dilution.................................................................    13
Use of proceeds..........................................................    14
Dividend policy..........................................................    15
Business.................................................................    16
Property.................................................................    25
Management...............................................................    26
Statement as to indemnification..........................................    27
Executive compensation...................................................    27
Principal shareholders...................................................    28
Certain transactions with management and others..........................    28
Litigation...............................................................    29
Plan of distribution.....................................................    29
Description of securities................................................    29
Stock option plan........................................................    32
Legal matters............................................................    33
Experts..................................................................    33
Further information......................................................    33

                               Prospectus Summary
                               ------------------

                             SLS International, Inc.

This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus including "Risk Factors" and the consolidated financial statements before making an investment decision.

The Company
-----------

SLS International, Inc., which is referred to in this prospectus as SLS, is a loudspeaker company which, through its predecessor corporation, has developed a new ribbon driver technology for use in loudspeakers. SLS is engaged in the manufacture and installation of theatrical and professional sound reinforcement systems and related products. Through the years, SLS, through its predecessor, has developed an array of product lines to meet the requirements of various professional sound users. SLS's executive offices are located at 3119 South Scenic, Springfield, Missouri, 65807, with telephone number (417)883-4549.

The Offering
------------

SLS is offering 4,000,000 units for sale on a direct offering basis, each unit consisting of one share of common stock and two warrants, a class A warrant and a class B warrant exercisable at specified prices. SLS is offering the Units for sale at a price of $.25 per unit commencing the date of this prospectus until __, 2001, unless extended to ___, 2001, which date shall be the termination date of the offering.

     * Each unit consists of one share of common stock and two warrants, a class A warrant and a class B warrant.
     *  class A warrants are exercisable at $.50 over 6 months.
     * class B warrants are exercisable after class A warrants at $3.00 over two years.
     *  class A warrants must be exercised or the class B warrants become void.
     *  All funds shall be held in escrow until the offering is completed.
     * If the offering is not completed all funds will be returned to investors without interest.

(See "Description of Securities")

Our officers, directors, principal shareholders and their affiliates may purchase units in this offering on the same terms as investors. Such shares will be purchased by them for investment and not with a view to resale. There are no limits as to the amount the officers, directors or principal shareholders may purchase.

Use Of Proceeds
---------------

The gross proceeds of the offering will be $1,000,000 if the offering is completed. After deducting estimated fees for legal and accounting and miscellaneous expenses of the offering of $100,000, we will receive net proceeds of approximately $900,000. The net proceeds realized from the offering will be used for research, marketing and promotion, inventory, and working capital.

Escrow Agent And Escrow Account
-------------------------------

Metropolitan Bank in Springfield Missouri is acting as the escrow agent for the term of the offering. All proceeds of the offering will be deposited in an account at the escrow agent's branch office located at P.O. Box 3840, Springfield, Missouri. This escrow account will not accrue or pay any interest. When the offering is completed, all proceeds will be turned over to SLS and investors will receive their units. Metropolitan Bank will only pay these funds to SLS if we complete the entire offering. If SLS does not complete the offering during the offering period, or extended period, Metropolitan Bank will return all funds to the investors without interest.

Registrar And Transfer Agent
----------------------------

SLS has appointed Standard Registrar & Transfer of Salt Lake City, Utah, as our transfer agent and warrant agent for the registration, issuance and transfer of SLS shares of common stock and the class A and class B warrants.

Market Status For SLS Securities
--------------------------------

Prior to this offering, there has been no public market for the common stock or the warrants of SLS. SLS is not a reporting company under the Securities Exchange Act of 1934 and is not presently required to file annual or quarterly reports with the Securities and Exchange Commission.

Proposed NASD Bulletin Board Market Symbol
------------------------------------------

We have proposed that our trading symbol be "SLSI" which shall be submitted in the future for permission to trade on the over-the-counter pink sheets or Bulletin Board. However, we are not certain that the proposed symbol will be acceptable for trading by the National Association of Securities Dealers.

Outstanding Shares
------------------

The number of shares of common stock to be outstanding upon completion of this offering is 18,166,528 shares based upon the number of shares outstanding as of September 30, 2000. This amount does not take into consideration the shares that may be issued if the class A or class B warrants are exercised. The amount of outstanding shares will increase to the extent the class A or class B warrants are exercised.

Summary Consolidated Financial Data
-----------------------------------

                                          Balance Sheet
                                          -------------

                      September 30, 2000  December 31, 1999  December 31, 1998
                      ------------------  -----------------  -----------------
Current Assets        $          291,505  $         269,481  $         194,954
Net Fixed Assets      $           55,377  $          41,190  $          55,199
   Total Assets       $          346,882  $         310,671  $         250,153
Current Liabilities   $          401,995  $         403,607  $         240,709
Total Shareholders
  Equity              $          587,165  $         132,267  $          51,880
                               (Deficit)          (Deficit)          (Deficit)


                                       Statement Of Operations
                                       -----------------------

                        Nine months ended      Year ended         Year ended
                        September 30, 2000  December 31, 1999  December 31, 1998
                        ------------------  -----------------  -----------------
Revenues                $         144,884   $        544,187   $     1,039, 027
Gross Profit            $          61,837   $        231,739   $        424,709
Loss from Operations    $        (546,675)  $       (237,431)  $       (199,415)
Other Income (Expense)  $         (16,523)  $         (7,966)  $         (8,308)
Loss before income tax  $        (563,198)  $       (245,387)  $       (207,723)
Benefit from income tax $             ---   $            ---   $        (14,797)
Net Loss                $        (563,198)  $       (245,387)  $       (192,926)


We anticipate that in the future, we will make significant investments in marketing, product development and capital equipment.


                                   Risk Factors
                                   ------------

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

Risks Related To Our Business
-----------------------------

We have a two year history of losses and may not be profitable in the future if we do not achieve sufficient revenues to absorb recent and planned expenditures.

We have experienced significant operating losses since investing in the development of ribbon driver technology in 1998 and, as of September 30, 2000, have an accumulated deficit of approximately $587,165. We expect to continue to incur operating losses in fiscal 2000. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

We have a working capital deficit and a critical need for cash in order to conduct our operations and maintain our viability as a going concern.

As of September 30, 2000, the Company had $291,505 of cash and assets which are readily capable of liquidating into cash and $401,995 of current liabilities, amounts presently owing and amounts payable from existing debt within our current year. This results in a working capital deficit of $110,490. If the offering is not promptly completed or if we do not otherwise obtain funds from independent sources, our viability as a business may cease.

SLS' dependence upon third party dealers for sales makes it vulnerable to the efforts of others which are beyond its control and can adversely affect its operations and profits.

We cannot be certain that our distributors will continue their current relationships with us or that they will not give higher priority to the sale of other products, which could include products of our competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. We cannot be sure that our current and future distributors will devote sufficient resources to market our products effectively or that economic or industry conditions will not adversely affect their ability to market or sell for us. A reduction in sales efforts or a discontinuance of distribution of our products by any distributor could lead to reduced sales and loss of profits.

We may not achieve anticipated revenues, profits or viability if we fail to gain market acceptance of our ribbon driven technology.

We believe that revenues from our ribbon driver product line will account for a material portion of our revenues for the foreseeable future. Our future financial performance will depend on the market acceptance of our Ribbon driver technology and products. The market for distortion free sound systems is sustained by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As of the date of this prospectus, we have had no sales of products containing our new technology ribbon drivers. As a result, if our Ribbon driver technology and product line do not gain positive market acceptance, we may not achieve anticipated revenues, profits or continued viability.

Intense competition in the loudspeaker market could cause a reduction in sales or prevent us from increasing revenue and sustaining profitability.

Although the market for our Ribbon driver loudspeaker products is relatively new and emerging and we presently have few, if any, direct competitors, we expect that the markets for our products will become increasingly competitive. The market for sound enhancement products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by our competitors. We expect to experience increasing levels of competition in the future. Although we have attempted to design our loudspeaker systems to compete favorably with competitive products, we are unable to assure investors that we can maintain our competitive position against current or potential competitors. Aggressive competition could cause us to have reduced sales and a reduction or loss of profitability.

If we are unable to hire or retain qualified and skilled personnel as necessary, we may not be able to develop new products, successfully manage our business or achieve or sustain profitable operations.

We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. However, we are not certain that we will be successful in identifying, attracting and retaining such personnel. Our success also depends to a great degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on John Gott, Chief Executive Officer, Richard
L. Norton, Executive Vice President, and Tom Harrison, Chief Engineer. We presently do not maintain key person life insurance on any of our executive officers and we presently do not have employment contracts covering any of our senior management. If we experience the loss of the services of any of our key personnel, we may be unable to identify, attract or retain qualified personnel in the future. This could make it difficult for us to manage our business and meet key objectives, or achieve or sustain profits.

Risks Related To The Offering
-----------------------------

Our recurring losses and dependence upon future financing has caused our auditors to issue a statement indicating substantial doubt as to our ability to continue as a going concern.

The Independent Certified Public Accountants audit report on SLS' financial statements for December 31, 1999 included a statement that because of recurring losses and SLS' dependency on the sale of securities or obtaining additional debt financing that there was a substantial doubt about SLS' ability to continue as a going concern. If we are unable to raise additional sums from this offering to cover operating expenses and derive additional revenues from sales, we may no longer be a viable business.

Our management will have broad discretion to use the proceeds of this offering and, if applied ineffectively, could result in operating losses and stock price decline.

We intend to use the net proceeds from this offering principally for working capital needs and general corporate purposes, including the repayment of up to approximately $405,000 of outstanding debt, product and market development, acquisitions or investments in related businesses or products. However, most of the net proceeds of this offering have not been allocated for precise or specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline. See "Use of Proceeds."

Since our common stock has previously not been publicly traded, we cannot predict whether or not a trading market commencing after the offering will be active or have extreme rises or declines in the prices of our common stock, and you may not be able to resell your shares at or above the price you paid.

Prior to this offering, there has been no public market for our common stock.
We are not sure that a market for our securities will develop. If an investor purchases these shares and no public market develops, the investor may have difficulty reselling the shares or warrants. The initial public offering price has been determined by us arbitrarily. If or when a market develops, you may not be able to resell your shares at or above the initial public offering price. The stock markets have recently experienced significant price and volume changes that are not related to the operating performance of individual companies. These broad market changes may cause the market price of our common stock to decline regardless of how well SLS performs as a company.


           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
           -----------------------------------------------------------

Liquidity and Capital Resources
-------------------------------

     General

SLS International, Inc. was formed on July 25, 2000 and had no previous operations. The sole shareholder of SLS International at incorporation was Sound and Lighting Specialist, Inc. On the same date of incorporation, Sound and Lighting Specialist Inc. was merged into SLS International, Inc. All of the financial information prior to the merger was the results of operations of Sound and Lighting Specialist, Inc. After the merger, all of the operating activity is reported by SLS International, Inc. After effectiveness of the merger, Sound and Lighting Specialist, Inc. ceased to exist as a separate corporate entity.

SLS International Inc.'s operations are primarily from the sale of loudspeakers which they produce and sell through their own dealer networks. The speakers are high quality-high dollar systems and are generally recognized in the industry. Earnings of SLS International, Inc. are affected significantly by general economic and competitive conditions. The information in this section should be read together with the financial statements, the accompanying notes to the financial statements and other sections included in this prospectus.

     Highlights of SLS's Business Strategy

SLS's current goal and business strategy is to operate as a well-capitalized, profitable and independent loudspeaker manufacturer dedicated to providing quality sound systems. Generally, SLS has sought to implement this strategy by emphasizing high quality loudspeaker systems. Specifically, SLS' business strategy incorporates the following elements: (1) operating as a high quality loudspeaker manufacturer; (2) emphasizing the development of ribbon driver technology in its loudspeaker products; (3) maintaining the highest quality control over the production process; (4) maintaining its own dealer network and making sales only to those dealers; and (5) maintaining a strong financial position to allow expansion into consumer markets for sales of a lower priced but significantly higher volume of ribbon driver loudspeakers.

SLS has received recognition by its peers for loudspeaker products, particularly the products which incorporate the new ribbon driver systems, at conventions and product shows. SLS intends on keeping this quality image and producing products in the price range of $2,000 to $20,000. The need for production facilities has been addressed by SLS in fiscal 2000 by using its own resources to add equipment that can be used to increase the amount of production that will be necessary once the ribbon driver loudspeakers become better known. In fiscal 2000, SLS has also added to its inventory by adding materials that are necessary to produce the loudspeakers and by producing loudspeakers that the dealers can have in their showrooms which are used to sell the product. Much of the last 3 years has been dedicated to developing a dealer base and to perfecting the ribbon driver loudspeakers.

Future expansion of production facilities will be necessary as SLS begins producing loudspeakers that can be sold by larger distributors. These loudspeakers will be priced between $250 and $950 and are expected to be more of a mass market item. When agreements are reached for the lower priced loudspeakers a larger demand is expected and a more consistent production level. Until the facilities are built and SLS has determined they have the ability to produce the lower price loudspeakers there is no need to enter into any agreements with marketers.

Initially SLS will use the capital provided by the sale of the securities for working capital, to add and train employees and to produce inventory. The capital provided by the sale of securities will allow SLS to begin a larger scale production process that is necessary to allow for enough sales of the loudspeakers so SLS can operate without additional capital funding or borrowings. The working capital provided from the offering is estimated to cover expenses for a 6-month period based upon current sales. However, sales are expected to increase and business operations should be sufficient to meet our capital needs. Expansion of production facilities and additional trained employees will be required when we begin producing loudspeakers for marketing at prices below $1,000. Financing of these items is expected to be obtained through the exercise of warrants or borrowings from individuals or banks. The timetable to enter this market is solely dependent on SLS reaching an agreement with a distributor that can best represent us in this very competitive market. SLS does not have a set timetable for this and may not enter this market at all if we cannot find the right distributor.

     Financial Condition

     Balance Sheet September 30, 2000 compared to December 31, 1999

Total assets increased $36,211 or 11.6% to $346,882 at September 30, 2000 from $310,671 at December 31, 1999. This increase was primarily the result of an increase of $137,818 in inventory and $19,459 in equipment as SLS produced additional inventory for dealers to begin sales of ribbon driver loudspeakers and to have samples on hand in dealer showrooms. The equipment increase was the changes needed to produce the loudspeaker systems. Cash decreased by $110,477 as we used our cash to expand the inventory.

Total liabilities increased by $419,109 to $934,047 at September 30, 2000 from $442,938 at December 31, 1999. This increase was primarily from long-term debt which increased $492,721, accounts payable which increased $46,450 and accrued liabilities which decreased $30,292. The Notes payable increase resulted from additional borrowings from individuals on notes that have an interest rate of 7% and are due in March of 2002. The notes are unsecured and have interest rates and terms that afforded SLS better terms than what could be received from traditional lending institutions. The accounts payable increase resulted from the purchase of materials needed for the production of inventory and professional fees incurred as part of the registration process. The accrued liabilites decrease resulted from items that were accrued in December and were subsequently paid in the normal course of business.

Net equity at September 30, 2000 totaled a negative $587,165 which was $454,898 higher than the net equity at December 31, 1999 a negative of $132,267. The decrease resulted from a loss from operations of $563,198 resulting from the restructuring of business to establishing dealers to sell SLS's loudspeakers and the concentration of perfecting the ribbon driver loudspeakers. SLS retired treasury stock of $60,000 and sold additional common stock for an amount of $108,300.

     Results of Operations

     Statement of Operations for the Nine Months Ended September 30, 2000 compared to September 30, 1999

Revenues for the nine month period ended September 30, 2000 were $144,884 compared to $432,604 for the nine month period ended September 30, 1999, a decrease of $287,720. Revenues decreased because we were reorganizing the business into a dealer sales rather than a contractor and installation company and were concentrating efforts and resources to testing and marketing the new loudspeakers. Cost of sales had a similar decrease from $252,750 at September 30, 1999 to $83,046 at September 30, 2000 because there were fewer sales.

General and administrative expense for the nine month period ended September 30, 2000 was $608,512, an increase of $261,590 from the similar period in 1999 where total general and administrative expenses were $346,922. The increase was due to significant increases in advertising, trade show costs and travel to participate in trade shows. This was needed for the introduction of the ribbon driver loudspeakers and in securing dealers to sell this product.

Interest expense increased to $18,649 in fiscal 2000 compared to $4,504 in fiscal 1999 because of borrowings on notes which provide the funds necessary to introduce and produce the new loudspeaker product.

At September 30, 2000, SLS's liabilities exceeded its assets by $587,165. SLS' December 31, 1999 Independent Certified Public Accountant's Audit Report indicated there was substantial doubt on SLS's ability to continue as a going concern. This is the consequence of the loss of revenue resulting from our realignment as a wholesale producer rather than an installer/contractor and the development of the ribbon driver loudspeakers. The expansion into the wholesale market has required significant capital resources which have been funded by privately selling our securities and obtaining loans from individuals through the form of demand notes. SLS intends to continue its business through private funding and from the proceeds of its anticipated public offering of stock.

     Statement of Operations

     1999 compared to 1998

Revenues decreased by $494,840 to a total of $544,187 in fiscal 1999 compared to $1,039,027 in fiscal 1998. This 47% decrease resulted from SLS not pursuing any contractor/installation business but rather completing all contracts that were committed. All work was concentrated on the new loudspeaker. The cost of sales in 1999 were $312,448 compared to $614,318 in 1998 resulting in fewer sales in 1999.

General and administrative expenses in 1999 were $469,160 compared to $624,124 in 1998 as fewer costs were incurred as the transition was made to a dealer based sales force.

Interest expense in 1999 increased $1,504 to $10,250 from $8,746 in 1998 because of higher loans. There was a tax benefit in 1998 resulting from the carryback of losses while in 1999 the losses were only carried forward.

SLS's borrowing relationship with lendors is satisfactory, however, SLS anticipates using a portion of the proceeds from this public opffering of its common stock to repay creditors.

Uncertainties
-------------

There is intense competition in the speaker business with other companies that are much larger and national in scope and have greater financial resources than SLS. At present, we require additional capital to continue our growth in the wholesale speaker market.

We are relying upon our ability to obtain the necessary financing needed and upon our relationships with our lenders to sustain the viability of SLS. In the past, we have been able to privately borrow money from individuals and have sold some of our common stocks to raise capital. We intend to continue to do so as needed. However, we cannot be certain that we will continue to be able to successfully obtain financing as needed in the future. If we fail to do so, we may be unable to continue as a viable business.

                             Market For SLS Shares
                             ---------------------

SLS shares of common stock have not publicly traded prior to the date of this prospectus, and there is presently no public market for SLS common stock. Upon completion of the offering, we plan to take steps to cause an application to be filed for the trading of our securities in the over-the-counter market on the "pink sheets" and/or the "Bulletin Board". SLS presently has 14,166,528 shares of common stock outstanding which are owned by ten persons consisting of private investors and members of management of SLS. There are presently no outstanding options or warrants to purchase any SLS shares. All of the 4,000,000 shares to be sold in this offering can be freely traded in any market that may develop.

Upon completion of this offering, SLS will have a total of 18,166,528 shares of common stock outstanding. None of the shares of common stock held by current shareholders are presently eligible to be sold in any public market because the present shareholders have agreed not to sell any shares before ____, 2002. However, in _____, 2002, a total of 14,166,528 shares of common stock will become eligible for sale in the public market pursuant to an exemption from registration under Rule 144 of the Securities Act of 1933. Messrs. Gott and Norton own 10,580,736 of these shares. As officers and directors they may only sell up to 1% of the outstanding shares, or 141,665 shares in any 3-month period. Future sales by them may have a negative effect on the price of SLS shares in the public market. This may cause the price of SLS common stock to decline and may prevent investors from reselling their shares at a profit.

                           Forward-Looking Statements
                           --------------------------

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "will," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

                                   Dilution
                                   --------

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. SLS' net tangible book value at September 30, 2000 was a negative $587,165 or $(.04) per share of common stock. Dilution per share represents the difference between the offering price of $.25 per share payable by investors and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

After the completion of the offering and after deduction of offering expenses which are estimated to be $100,000, our pro forma net tangible book value will be $312,835 or $.02 per share. This represents an immediate increase in pro forma net tangible book value of $.06 per share for existing stockholders and an immediate dilution of $.23 per share, or approximately 92% of the offering price, to investors purchasing units in the Offering.

     Public Offering Price per share                             $    .25
     Net Tangible Book Value per share before Offering           $   (.04)
     Increase Per Share attributable to sale of shares hereby    $    .06
     Pro-Forma Net Tangible Book Value after Offering            $    .02
     Dilution per share to Public Investors                      $    .23

The following table takes into account the recent reorganization of SLS and the declared forward stock split. The table summarizes and compares as of September 30, 2000, (a) the number of shares purchased by investors and present shareholders represented as a percentage of SLS's total outstanding shares, (b) the aggregate amount paid for the shares by investors as compared to the price paid by existing shareholders, (c) the aggregate amount paid figured as a percentage of the total amount paid by investors and by existing shareholders, and (d) the average amount paid per share for such shares by public investors and existing shareholders. For purposes of this table, the sale to the public of the shares offered by this prospectus, is assumed to have taken place on September 30, 2000.

                                                        Total Paid
                                Percent of            as Percentage  Average
                                Company's    Total       of Total    Amount
                      Shares      Total      Amount       Amount    Paid Per
Shareholders         Purchased*  Shares*     Paid*      Received*     Share
-------------------- ---------- ---------- ---------- ------------- --------
Present Shareholders 14,166,528    78 %    $  400,833      29 %     $    .03
Public                4,000,000    22 %    $1,000,000      71 %     $    .25
-------------------- ---------- ---------- ---------- ------------- --------

*The above table does not take into account future possible exercise of the warrants forming part of the units which will result in more shares outstanding being purchased at different prices.

As demonstrated by the above tables, he purchasers in the offering will immediately experience substantial dilution in net tangible book value.

The initial public offering price is substantially higher then the net tangible book value per share of the outstanding common stock immediately after the offering. As a result, purchasers of shares will experience immediate and substantial dilution of their investment in the amount of approximately $.23 per share in net tangible book value per share, or approximately 92% of the initial public offering price of $.25 per share. In contrast, existing stockholders paid an average price of $.03 per share.

Future sales of our common stock by our present shareholders may depress SLS' stock price and investors may not be able to resell their shares at a profit.

Upon completion of this offering, we will have 18,166,528 shares of common stock outstanding. All of the 4,000,000 shares of common stock sold in this offering can be freely traded and shall comprise the trading market for SLS stock. However, although shares of stock of our present shareholders have not been registered with the SEC, certain amounts of the remaining 14,166,528 shares of common stock outstanding after this offering will become available for public sale in the market pursuant to Rule 144 under the Securities Act of 1933. After the existing owners of the shares have owned them for at least one year, they may sell such remaining shares. Their sales of a substantial number of shares of common stock in the public market after this offering or after the expiration of the one-year holding periods could cause the market price of our common stock to decline.

                                Use Of Proceeds
                                ---------------

The total proceeds to be received by SLS from the sale of 4,000,000 Units will be $1,000,000. After deducting estimated legal, accounting and miscellaneous expenses of approximately $100,000, the offering shall produce estimated net proceeds of $900,000. That amount was arrived at after making estimated deductions of $25,000 for accounting, $60,000 for legal fees, $5,000 for printing, $5,000 for blue-sky fees and expenses, and $5,000 for miscellaneous expenses.

The net proceeds of the offering are estimated to be utilized as follows:

                                      Amount              % of Net Proceeds
                                    ----------            -----------------
Reduction of Debt                   $  405,000                  45.00 %
Equipment                           $   50,000                   5.56 %
Sales, Marketing & Advertising      $   60,000                   6.67 %
R & D                               $   25,000                   2.77 %
Inventory                           $  128,000                  14.22 %
Working Capital                     $  232,000                  25.78 %
                                    ----------            -----------------
Total Net Proceeds                  $  900,000                 100.00 %
                                    ==========            =================

The outstanding debt to be repaid consists of the current portion of loans from individuals of up to a total of $84,000 and accounts payable to vendors up to a total of $321,000. The equipment to be purchased consists of $30,000 for a painting system for our cabinets and $20,000 for additional manufacturing tools. Of the proposed expenditure for sales, marketing and advertising, 50% or $30,000 will be for advertising and $20,000 used for trade shows. The balance of $10,000 will be used to cover expenses of working with sales personnel and training. Working capital of $232,000 will be used for salaries, general and administrative costs and day-to-day operations.

The amounts set forth above are estimates developed by management of SLS for allocation of the net proceeds of this offering based upon our current plans. Although we do not currently expect to make material changes in the proposed use of proceeds, to the extent that management finds that changes are required, the amounts shown may be changed among the uses indicated above. SLS' proposed use of proceeds may be altered due to changes in general, economic and competitive conditions, timing and management discretion, each of which may cause a change in the amount of proceeds expended for the purposes specified. The proposed application of proceeds may also be altered due to changes in market conditions and SLS' financial condition in general. These changes may include the occurrence of a national economic slowdown or recession, a significant change in the industry and the environment in which SLS operates, and/or regulatory or governmental changes in general.

We expect that the net proceeds of the offering, together with operating revenues, will be adequate to satisfy SLS' working capital needs for approximately the next six (6) month period. SLS anticipates the exercise of the class A warrants will provide an additional $2,000,000 for additional working capital. However, we cannot be certain that the class A warrants will be exercised. If the class A warrants are not exercised, we are not certain that we will be able to raise additional working capital from other private sources or from lending institutions.

                                Dividend Policy
                                ---------------

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                   Business
                                   --------

The Company
-----------

     Background

     SLS and its predecessor, Sound & Lighting Specialists, Inc. have been engaged in the business of manufacture and installation of sound systems for various customers, corporate and individual, for the past 28 years. SLS was formed in August, 2000, under the laws of the State of Delaware for purposes of merging with its predecessor, which was formed in 1994 under the laws of Missouri. The merger effectively changed the name of the predecessor and the predecessor's state of incorporation from the state of Missouri to the state of Delaware.

     Development

     Initially, SLS engaged in the direct sale and installation of sound systems for various customers and rented lighting and sound equipment. The business evolved into the business of designing cabinets for loudspeaker systems for sale and installation. We manufactured the cabinets and purchased the components which consisted of compression drivers and woofers from independent third party manufacturers and sold and installed the systems for our customers. The compression drivers made the high frequency or treble sounds and the woofers made the low frequency or bass sounds. During 1994, we expanded our line of loudspeaker systems to include speakers which utilized ribbon drivers instead of compression drivers. At that time, the ribbon drivers were purchased from an independent manufacturer. As we developed our ribbon driver line of loudspeakers we relied on our Tef 20 computer acoustic measurement system which analyzes and measures sound waves. This system is the industry standard for loudspeaker designing and is used by most of the major loudspeaker manufacturers in the design and manufacture of loudspeaker systems. Our Tef 20 indicated that the ribbon driver systems that we were designing were superior in several ways to the compression driver systems that we previously used. The ribbon driver system that we were designing had a smoother frequency response. The level of mid-range sound and treble sound that the ribbon was producing was more even and therefore the loudspeaker reproduced whatever sound it received in a more natural manner. Also, the ribbon driver did not produce the same level of distortion when played at higher frequency levels as the compression driver. This resulted in a positive reaction from our customers to the quality of sound and we decided to change our overall strategy.

In the latter part of 1998, we determined to focus our efforts solely on manufacturing and sale of lines of ribbon driver speaker systems. Our speaker systems product lines consist of:

     *  The Professional Contractor Speaker System, a more expensive line;
     *  The Universal Soldier Speaker System, a less expensive line; and
     *  The Home Theater Speaker System.

The market for the ribbon driver product line is new and growing. Our future success is uncertain because the loudspeaker market is experiencing rapid technological advances, changing customer needs and evolving industry standards.

In order to realize our expectations regarding our operating results, we depend on:

     *  Market acceptance of our ribbon driver products;
     *  Our ability to compete in quality and price for our products;
     * Our ability to develop, in a timely manner, new products and services that keep pace with developments in technology;
     *  Meet changing customer requirements; and
     * Enhance our current products and services and deliver them efficiently through appropriate distribution channels.

     The Technology

     The nature of loudspeakers is to increase the volume of sound in order to enable the sound to be heard by many persons occupying a large area. For many years, the loudspeaker industry used certain types of components to increase the volume of sound. The technology originally permitted only the types of components which required low electrical power in order to achieve high volume sound. In the past, loudspeakers consisted in part of a component called the compression driver. This device generally is used to reproduce the mid-range and high frequencies of sound. Early compression drivers consisted of a diaphragm made of a linen-based man-made resin material which is enclosed in a chamber. This diaphragm was generally formed as a round sphere similar to a ball that has been cut in half. The edges of the diaphragm were then caused to be wound many times with a very fine electrical wire called a voice coil. Electrical current from an amplifier is sent through the wire and the diaphragm vibrates to produce the sound wave. However, in the compression driver, the diaphragm is enclosed in a chamber with the sound exiting out of a relatively small hole that increases the velocity of the sound. This is similar to forcing air or water through a small hole to increase its velocity. The disadvantage of the compression driver is that before the sound waves are forced through the small hole they are first bounced around insde of the chamber and become distorted and tend to produce a certain amount of listening fatigue for audiences. Today the compression drivers presently use a diaphragm made from aluminum and titanium and can produce the same high volume but with higher frequency sounds. Although today's compression drivers are superior to those of the past due to the new materials, the above negative aspects still exist to a degree because of the nature of the design of the compression driver.

Originally the diaphragm of the ribbon driver consisted of a material made from mylar plastic. This plastic component produced a better quality sound but was not able to handle the amount of electrical current needed to produce a high level of sound. This caused the component to melt and thereby cease to function. In addition, the ribbon drivers required relatively large, cumbersome and heavy magnet assemblies using ceramic magnets. Over the years the ribbon driver was developed utilizing higher powered magnets and materials that could withstand higher temperatures.

The ribbon driver works in a different manner than the compression driver. The diaphragm of the ribbon driver is a flat piece of mylar plastic or in the case of SLS ribbon drivers, a high temperature Kapton plastic. These materials are considerably thinner and lighter than the linen or even the aluminum or titanium diaphragms of the compression drivers. The ribbon diaphragm is then laminated on one side with a very thin coating of aluminum. This aluminum is then chemically etched to leave wire-like traces of aluminum that acts as a voice coil that vibrates the diaphragm when current is applied. The diaphragm of the ribbon driver is not in a chamber and is open and visible to the air. The sound waves are not restricted and therefore they do not have the distorted properties of the compression driver. Because the diaphragm of the ribbon driver is so thin and light it reacts very quickly to the electrical signal and does not introduce any new or resonated sounds created by the material of the diaphragm itself. This enables the ribbon driver to produce a much purer reproduction of the sound source without adding any tones of its own.

In 1994, SLS purchased several ribbon drivers from a non-affiliated European company to determine if they could be used in the SLS loudspeaker systems.
Prior to this, we were only using compression drivers. We immediately noticed the difference in the quality of sound and began to install the ribbon drivers in some of our own smaller speaker cabinets which did not require high electrical power. Due to the positive response from our customers we decided to develop a complete new product line using the ribbon drivers that we purchased from the European manufacturers.

In February, 2000, SLS retained Igor Levitsky, an electro-acoustics engineer to develop a new technology ribbon driver for SLS. He was requested to develop two different sized ribbon drivers and was paid a fixed fee. We also agreed to pay him a royalty of $2,000 per year for an indefinite period of time. Mr. Levitsky is still a consultant with SLS. During each of the last two fiscal years, SLS expended approximately $65,000 on research and development activities. The costs of such research and development is not borne directly by our customers.

The ribbon driver that we have developed uses new lightweight high powered magnets and plastics which can withstand high temperatures. This enables the speaker system to have increased power handling ability and higher sound volume with substantial reliability and clarity. Our own proprietary ribbon driver model AT1, a 5-inch version of the ribbon driver, has now completed development. SLS is presently in the process of making tools and dies for the manufacture of our ribbon driver model AT1 for use in our Universal Soldier Commercial line and Home Theater line of loudspeakers for sale commencing January, 2001. This enables us to manufacture our own ribbon drivers at a substantially reduced cost to us as well as provide improved performance for our loudspeaker systems. However, until January, 2001, we continued to purchase our ribbon drivers from a third party manufacturer.

We are also in the process of completing the engineering and prototype for a 6-inch ribbon driver model AT2, which is estimated to be completed by January 31, 2000. At that time we will tool for production and estimate that we will commence manufacturing our own model AT2 by March 2001, for use in our Professional Contractor Speaker System line. We also expect to use the AT2 in the proposed Cinema Line of loudspeakers for movie houses. See "Business - Manufacturing"

     The Products

Previously, when SLS was involved in selling and installing its products for end-users, its product line consisted of 12 models of Professional Contractor speaker systems. As a result of the change in operations to wholesale to distributors, it has increased its product lines. In addition to the models previously manufactured, SLS added two new lines consisting of 12 new models and increased the number of models it manufactured under its Professional Contractor System.

Our Professional Contractor Speaker System line presently consists of 18 different models of speaker systems, each model consisting of a speaker cabinet and components of woofers which provide the bass sounds and ribbon drivers which provide the treble sound. This line, the cabinets of which are generally manufactured by SLS, is usually sold to large contractors and is installed for churches, theaters, school auditoriums, casinos, night clubs and touring production companies. Although we will commence manufacturing our own ribbon drivers in January, 2001, the woofers are still manufactured by non-affiliated manufacturers which manufacture to our specifications.

The Universal Soldier Speaker System consists of lower cost speakers which are designed to be sold by music stores for orchestras, disc jockeys and the less expensive commercial market. There are 8 models of different size, with less expensive components that produce varying sound levels and area coverage capabilities. These are not equal to the quality and sound levels of our Professional Contractor Speaker System Line.

SLS recently completed development of a new line of loudspeakers for the home theater market. We intend to direct a substantial effort to capture an appropriate market share of the home theater market. Our Home Theater Loudspeaker System consists of 4 models which utilize the smallest unit of the SLS' Professional Contractor Loudspeaker System as their basis. SLS manufactures the cabinetry, and soon expects to manufacture the ribbon drivers for this system, which are designed for boardroom and for the home. The home theater market requires equipment that uses five or more speakers which are placed around the room. This will provide the listener with "surround sound" similar to a movie theater experience. Almost all current movies are now produced in "surround-sound" which uses at least 5 speakers plus a sub-woofer system.

Revenues from our ribbon driver product line are expected to account for a material portion of our revenues for the foreseeable future. Our future financial performance will depend on market acceptance of our Ribbon driver technology and products. The market for sound systems is described as having continuing technological developments, frequent new product announcements, evolving industry standards and changing customer requirements. As a result, if our Ribbon driver technology and product line do not achieve widespread market acceptance, we may not be able to achieve expected revenues or profits.

     Future Products

     SLS is currently re-packaging certain models of its Professional Contractor Sound Systems for the cinema and movie theater market by simplifying the cabinetry. In a typical movie house, the speakers are usually not displayed in view of the public. SLS has determined to re-package certain models of its Professional Contractor line for use in movie houses. The new cabinetry will be less costly as well as the other components. This will provide our representatives with a cost advantage in marketing our system to cinema owners. At present, a total of 10 models are being repackaged for this line.

     Manufacturing

     SLS generally designs and manufactures its own cabinets for its product lines, and on occasion contracts certain models manufactured by independent, established, local and other woodcrafters. These manufacturers construct the cabinetry to SLS' specifications. Currently, the ribbon drivers used by SLS in our speaker systems are being purchased from two non-affiliated manufacturers, Acoustic Technologies and Stage Accompany and the principal suppliers of our woofers are Belisle Acoustics and Seas Speaker Component Manufacturers. SLS is presently in the process of tooling for production of its own ribbon driver, model AT1 commencing January, 2001. This will result in a meaningful reduction in costs to us and will enable our products to be more competitively priced.

Our sources of supply of other component sub-parts are all competitively priced and we have a sufficient number of other sources of supply available to us should the need arise for additional components. If a termination of existing relationship with any current supplier occurs we do not expect to have any difficulty in replacing that source. We presently purchase most of the woofers used in our systems from a non-affiliated Canadian company that produces them according to our specifications.

     Sales And Marketing

          Domestic

          As a result of the recent change in method of operation of SLS, we are no longer engaged in the installation of speaker systems but are solely involved with the design, manufacture and distributor sale of our loudspeaker product lines. In addition to advertising in trade journals and attending industry conventions for promotion and sale of our products, we are in the process of establishing a network of distributors to cover the territorial United States. As of the date of this prospectus, we have retained 5 sales representative organizations. As a result, we now have a total of 25 dealers to sell our loudspeaker products. These representatives cover two-thirds of the United States in their representation of SLS and the sale of its products. Our agreement with our dealers requires them to use their best efforts to promote and advertise SLS' products, maintain a minimum inventory of loudspeaker systems and produce a minimum of annual sales. The agreement requires that SLS is to design products with the highest quality standards and provide suggested user prices to dealers. The dealer agreement may be terminated without cause by either party on 30 days notice.

SLS expects to establish additional sales organizations during the 6-month period following the date of this prospectus. We train the representatives of each organization to enable them to deal more easily with customer questions. As manufacturers, SLS is always available to respond to inquiries of customers and potential customers, if and when required. Although SLS is small in comparison to the industry leaders, it is seeking to become established in the smaller niche market which consists of commercial and residential customers who are more interested in a truer reproduction of sound than in a brand name.

In June of 1999 we ceased selling our loudspeaker systems directly to end-users. Up to that time, we sold only the Professional Contractor Loudspeaker Systems to end-user customers that were either churches, schools, nightclubs or similar organizations. These systems contained ribbon drivers manufactured by others. >From June 1999 through June 2000, we were in the process of changing to a manufacturing and sale company and developed more products. These recently developed products consisted of the Universal Soldier Loudspeaker system and the Home Theater speaker system. However, up to June, 2000, only a handful of Universal Soldier Speaker systems containing compression drivers were sold to systems contractors for installation in churches, schools, nightclubs and the like. As of the date of this prospectus, we have not sold any Universal Soldier systems with ribbon drivers. Since June, 2000, a total of 80 units of the Home Theater Systems having ribbon drivers which were not manufactured by us, have been sold through our dealers to the general public. The Universal Soldier and Home Theater Speaker systems having our new ribbon driver technology will be offered by us through our dealers commencing February, 2001.

During the period July 1999 through June 2000, sales of our Professional Contractor systems were relatively minimal and we sold 200 units to systems contractors for sale to theaters, churches, schools, nightclubs and the like. Since July 2000, we have sold 80 units of our Professional Contractor systems to dealers for sale to systems contractors. There is no relationship or affiliation between SLS and any customers of any of the sound systems.

SLS will continue to design and manufacture the same products as previously sold to end-users for sale at wholesale through our dealer network. Our current inventory of products contain ribbon drivers which were not manufactured by us. Commencing February, 2000, the Universal Soldier and Home Theater lines being manufactured will contain SLS' New Technology Ribbon driver model AT-1 ribbon drivers. The Professional Contractor Loudspeaker product line is expected to contain our New Technology Ribbon Driver model AT-2 ribbon driver by the end of March, 2000.

          International

          We are also engaged in marketing and promotion internationally. The expansion of our sales in foreign markets in a timely and cost- effective manner is expected to have a positive material effect on our business. However, we cannot be certain we will be able to maintain or increase international market demand for our products. Our international business involves a number of risks, including:

     *  foreign currency exchange fluctuations;
     *  political and economic instability;
     *  difficulty in managing distributors or sales representatives;
     *  tariffs and other trade barriers; and
     *  complex foreign laws and treaties including employment laws.

Because our sales are in US currency, foreign currency exchange fluctuations could materially affect us negatively. A decrease in the value of foreign currencies as they relate to the U.S. dollar could make the pricing of our products more expensive than products of our foreign competitors which are priced in foreign currencies. Because of the fluctuating exchange rates and our involvement with a number of currencies, we are unable to predict future operating results.

In January 1999, the new "Euro" currency was introduced in European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to completely replace their national currencies with the Euro. Because it is too early to determine the effect the Euro will have on the marketplace and because all of the final rules and regulations have not yet been defined and finalized by the European Commission regarding the Euro currency, we cannot determine the effect this may have on our business.

In the future we expect to make significant investments in our operations, particularly to support technological developments and sales activities. As a result, operating expenses are expected to continue to increase. As we develop and introduce new products and expand into new markets such as international, direct and OEM markets, we intend to make such investments on a continuing basis, primarily from revenues which are generated from operations and from funds available from this offering. If our net sales do not increase along with capital requirements or other investments, we are likely to continue to incur net losses and our financial condition could be materially and adversely affected. Since 1998 we have not been profitable due mostly to the shift in our operating focus, and we cannot be certain that we will achieve or sustain profitability on a quarterly or annual basis in the future.

     Competition

     SLS' main competitors are JBL Professional, a division of Harmon International, Inc.; Eastern Acoustics Works, Inc.; Meyer Sound, Inc.; Turbosound, Inc.; and Renkus-Heinz, Inc. All of these companies have substantially greater assets and financial resources than SLS. Most of the above competitors compete in both the higher priced, more sophisticated line of loudspeaker systems, which are similar to SLS' Professional Contractor Speaker Systems, and lower priced, less sophisticated line of loudspeaker systems, similar to SLS' Universal Soldier Speaker Systems. Meyer Sound and Renkus-Heinz are engaged only in the more expensive speaker systems. All of the above competitors presently use the compression driver component in their sound systems. Although our ribbon driver products are new, the nature of the market for our loudspeaker products is highly competitive and sensitive to the introduction of new products. As a result, we may experience increasing competition in the future.

Our future success will depend, in part, upon our ability to increase sales in our targeted markets. We are unable to give any assurance to investors that we will be able to compete successfully with our competitors or that the pressures we face from competitors will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products to existing customers. However, future competition could result in price reductions, reduced margins or decreased sales of our products.

We currently compete primarily with the internal design efforts of larger and more established companies that have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They are able to devote greater resources to the development, sale and promotion of their products than we do. They may develop products that are superior in certain respects to our products or may develop products that achieve greater market acceptance.

     Proprietary Technology

     We are the proprietary owners of the ribbon driver technology for our model AT1 which has completed development. Although we intend to commence manufacturing the model AT1 in January, 2001, and the AT2 in March, 2001, no patent has been filed to date. However, we have filed a Disclosure Statement with the US Patent and Trademark Office as evidence of our conception of the invention. We intend to file a patent application shortly after completion of this offering. However, although we may file for a patent we cannot be certain that a patent will be granted, or that it will give us an advantage over our competitors.

The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. We also cannot be certain that our domestic and our international competitors will not develop other technology which produces results similar to our technology. We expect that some loudspeaker products may be subject to patent infringement claims as the number of products and competitors in our industry grows. In fact, we cannot be certain that third parties will not assert patent infringement claims against us in the future. If infringement claims are asserted, we cannot know that such claims will be resolved in our favor. Any such claims, with or without merit, could be time-consuming and may result in costly litigation. Such claims may also require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if they become necessary, may not be available on terms which are favorable to us, if at all. In addition, we may be forced to commence litigation in the future to protect our trade secrets or proprietary rights, or to determine the validity and extent of the proprietary rights of others. Such possible litigation could result in substantial costs and diversion of our energy and resources.

     Employees

     SLS has a total of nine employees of which two are executive, one administrative, one marketing director and five technical. In the past, we have employed temporary and part-time employees to meet production obligations and fill orders. There is presently no labor union contract between SLS and any union. We do not anticipate our employees will seek to form or join a union for the foreseeable future.

     Business Strategy

     As a result of our experience, we have determined that maintaining consistent contact with distributors, customers and others in the industry and continued marketing through conventions and trade magazines will produce additional business. We have determined that marketing our products by the distributor/sales representative network is best suited to generate revenue for SLS. Our distributors are expected to be our primary source of business in the year 2000. In addition, the sales representatives will enable SLS to monitor the effectiveness of our marketing program. Now that we have the ability to manufacture the commercial ribbon drivers, we will derive savings from the cost of purchasing compression drivers and ribbon drivers from third parties. Both the cost savings and the quality of the lower distortion demonstrated by our Tef 20 analysis device are expected to enable us to establish a place in the commercial professional loudspeaker market.

We have begun only recently to focus our business on the development and application of our ribbon driver technology. We cannot be sure that this new business will be successful or that our future operating performance will bring about the results that we are seeking. Our operating results for the future periods are subject to all of the risks and uncertainties which are inherent in the establishment of new business enterprises. Our future operating results will depend upon:

     *  market acceptance of our ribbon driver technology;
     * our success in establishing and expanding the distribution network nationwide and internationally;
     * our success in establishing Ribbon driver products as a retail product line;
     * our success in attracting a retaining strategic partner; our success in attracting and retaining motivated and qualified personnel, particularly in the technical areas;
     * and our development in the marketing of new products and ribbon driver technology applications.

Our initial market concentration will be in the area of church construction and cinema theater construction. The larger speakers currently manufactured by SLS have been specifically designed for use in the church and cinema markets.

We intend to continue advertising in trade journals and attending industry conventions to maintain our image as a competitor in the loudspeaker industry in the U.S. and internationally. We are seeking to derive profits and competitiveness by sales through the dealer network of our product line using our new, less costly, ribbon driver manufactured by us in 2001. However, although we are confident, we cannot assure investors or predict profits from distributor sales or any other business activity.

At the appropriate time, we intend to investigate possible strategic alliances with key industry participants to strengthen our image, our product components and our distribution pattern. However, there is presently no relationship with any potential company under negotiation. In addition, we cannot be certain that a future alliance opportunity will present itself; or, if an opportunity is presented, that it will result in a profitable working relationship. It is likely that in some future financial quarter or quarters, our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

     * our ability to develop and market our new ribbon driver loudspeaker products in a timely manner;
     *  the size and timing of customer orders;
     *  seasonality of sales;
     * the degree and rate of growth of the markets in which we compete and the accompanying demand for our loudspeaker products;
     *  our suppliers' ability to perform under their contracts with us.

Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.


                                   Property
                                   --------

SLS does not own any real property. It presently leases 12,000 square feet of office and factory space at its current address from a non-affiliated landlord. The lease is due to expire on August 31, 2001, but SLS has an option to renew. SLS and its predecessor have been leasing on a month-to-month basis with the landlord for at least the past six years. The monthly rental is presently $2,650. Our facility is divided into 4 equal 3,000 sq. ft. sections that are internally connected. Section one is used for cabinet fabrication. Section two is used for storage of completed cabinets and component storage. Section three is used for assembly and shipping. Section four is used for engineering and administration. These facilities are suitable for producing in excess of 100 finished speaker cabinets per week and for the production of up to 1000 ribbon drivers per month. We believe our current manufacturing space is sufficient for our projected operations. However, although we have no plans to relocate our facility, should the occasion arise to do so, there is ample factory and office space available at other locations in the region at similar or competitive rates.

                                  Management
                                  ----------

The following table sets forth the names, ages and offices of the Company's executive officers and directors:

Name                 Age  Office
-------------------  ---  -------------------------------------------------
John M. Gott         50   President, CEO, CFO, Director

Richard L. Norton    43   Vice President of Production, Director

Robert Cooper             Former Treasurer, Former CFO and Former Director*
-------------------
*Robert Cooper, former Treasurer, resigned his position as Treasurer, CFO and director on July 24, 2000 to assume a teaching position at Northwest Missouri State University. John M. Gott, President of the Company, has assumed Mr. Cooper's position as Treasurer and CFO.

John M. Gott, SLS' Chief Executive Officer, Founder and Director, founded SLS in July 2000 in connection with the merger between SLS and its predecessor. He was also founder and Chief Executive Officer of SLS' predecessor, Sound and Lighting Specialists, Inc. which was founded in October, 1994. The predecessor engaged in the sale and installation of sound and lighting systems. Mr. Gott acted as its President and CEO since the inception of the predecessor. In that capacity he spearheaded its growth with respect to the sale and installation of sound and lighting systems across the world, including in Carnegie Hall and Disney World in Tokyo. He has been the primary salesman for SLS, as well as the designer and marketer of most of SLS's products.

Richard L. Norton, co-founded SLS and was also co-founder of SLS' predecessor, Sound and Lighting Specialists, Inc. in October, 1994. Since that time, he has served as production manager and installer of sound and lighting systems and as Vice President of Production of the predecessor until February, 2000. He thereafter served in the same executive and operating capacity for SLS. He attended Drury College and received a BS in business administration.

Upon completion of this offering, our principal stockholders, executive officers, directors and affiliated individuals and entities together will beneficially own approximately 64% of the outstanding shares of SLS' common stock. As a result, these stockholders, acting together, will be able to influence significantly and control most matters requiring approval by our stockholders, including approvals of:

     *  amendments to our certificate of incorporation;
     *  mergers;
     *  sale of all or substantially all of our assets;
     *  going private transactions; and
     *  other fundamental transactions.

                         Statement As To Indemnification
                         -------------------------------

Section 145 of the Delaware General Corporation Law provides for indemnification of our officers, directors, employees and agents. Complete disclosure of this statute is provided in Part II of the registration statement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling SLS pursuant to the provisions in the SLS' By-Laws, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             Executive Compensation
                             ----------------------

The following summarizes the principal compensation received by SLS' Executive Officers for the fiscal years indicated:

Annual Compensation
-------------------
                                         Other Annual
  Name & Principal                        or Medical
      Position       Year  Salary  Bonus Compensation Options Payments Awards
-------------------  ---- -------- ----- ------------ ------- -------- ------
  John M. Gott       1999 $ 49,470   --  $      1,602     --       --     --
  President

  Richard L. Norton  1999 $ 39,322   --  $      5,073     --       --     --
  Vice President
-------------------  ---- -------- ----- ------------ ------- -------- ------

Each of the directors is also an executive officer and is compensated as an officer. Each executive officer also serves as a director but receives no compensation for acting as a director. SLS intends to pay future outside directors who are not officers reasonable and customary fees for their services as directors and for attendance, in person or by telephone, at each meeting of the Board of Directors. There is presently no audit, financing or nominating committee of SLS.

                             Principal Shareholders
                             ----------------------

The following table sets forth certain information as of September 30, 2000 with respect to the beneficial ownership of SLS' common stock by all persons known by SLS to be beneficial owners of more than 5% of the outstanding shares of its common stock, by directors who own common stock and all officers and directors as a group:

                           # of common  Percent ownership  Percent ownership
                              shares    prior to sales of    after sale of
Name & Address                owned     Units by Company*  Units by Company*
-------------------------  -----------  -----------------  -----------------
John M. Gott                7,160,192        50.55 %             39.42 %
1020 S. Pickwick
Springfield, MO 65804

Richard L. Norton           3,420,544        24.15 %             18.83 %
818 N. Forest
Springfield, MO 65802

Robert Cooper               1,044,992         7.38 %              5.76 %
953 South Farm Rd., #197
Springfield, MO 65802

 Officers and Directors
   as a Group (2 persons)  10,580,736        82.08 %             64.01 %
-------------------------  -----------  -----------------  -----------------
*Based upon a total of 14,166,528 shares outstanding prior to this offering.


                  Certain Transactions With Management And Others
                  -----------------------------------------------

During the fiscal year ended December 31, 1999, Tom Hornbuckle, an owner of 960,000 shares of SLS, exchanged such shares for certain assets of SLS consisting of the holiday lights, valued at SLS' cost for the assets, or $11,800. The shares re-purchased by SLS have been retired.

During 1999, certain receivables totaling $80,000 due to SLS from John Gott and Richard Norton, officers and directors of SLS, were paid by them through an assignment of certain equipment rental fees. The assigned fees had been due them individually for equipment owned by them and leased to non-affiliated third parties. SLS also received a commission from Messrs. Gott and Norton for handling the rentals and income over a period of two years on their behalf. As of September 30, 2000, John Gott owed the Company a total of $3,700 and the Company owed Richard Norton a total of $12,500, to be repaid to him out of the proceeds of the offering.

During 1998, SLS sold a loudspeaker system at a price of $62,000, payable over time, to a nightclub, of which John Gott was a 20% shareholder. The nightclub failed to pay $43,000 of the amount due to the Company and the Company reclaimed the equipment, which it later sold for a price in excess of $43,000.

In July, 2000, SLS was reorganized and changed its state of incorporation from Missouri to Delaware. Thereafter, our Board of Directors declared a 12,800 to one, forward stock split. As a result, for each outstanding share of SLS, we issued an additional 12,800 shares. The resulting total of outstanding shares of SLS, as reorganized, became 14,340,480 shares of common stock. All references to shares in this prospectus, whether prior to or after the reorganization, are references to the outstanding shares of SLS, as it has been reorganized.


                                   Litigation
                                   ----------

As of the date of this prospectus, SLS is not involved in any material litigation nor has any material litigation been threatened against us.


                              Plan Of Distribution
                              --------------------

Upon effectiveness of this prospectus, SLS will offer the units to public investors through Messrs. Gott and Norton, its executive officers. Each unit, which consists of one share of common stock and two warrants, is offered on a direct offering basis. All subscription checks will be made to the order of Metropolitan National Bank FBO SLS International. All proceeds received from investors shall be placed in escrow with Metropolitan National Bank in Springfield, Missouri, as escrow agent, until the offering is completed. Upon completion of the offering, a closing will be held to distribute the proceeds.

If the offering is not completed by ______, 2001, or 30 days after that date if the offering is otherwise extended SLS, the offering will be terminated. At that time, all proceeds will then be promptly returned to investors by the escrow agent, without interest or deduction of any kind.

No officers or directors shall receive any commissions or compensation for their sale of the units pursuant to the terms of the offering. SLS does not anticipate utilizing any registered securities broker-dealers in connection with any sales of the units. Officers, directors and other principal shareholders and their affiliates are permitted to purchase the units offered if they so desire and there are no limits to the amounts they may purchase. If they choose to purchase in the offering they will purchase on the same terms as other non-affiliated investors. However, any officer, director or affiliate purchasing in the offering will purchase for investment and not with a view to resale of the shares of common stock forming part of the units.


                            Description Of Securities
                            -------------------------
Units
-----

Each unit shall consist of one share of common stock and two warrants, one class A warrant and one Class B Warrant, each warrant to purchase one share of common stock at specified prices. See "warrants" below.

Common Stock
------------

Due to the reorganization of SLS and the forward stock split, as of September 30, 2000, SLS' authorized capital stock consists of 75,000,000 shares of common stock, par value $.001 per share. There are presently outstanding a total of 14,166,528 shares of common stock. The holders of shares of common stock:

     * have equal ratable rights to dividends on funds which are legally available for dividends, provided dividends are declared by the Board of Directors of SLS;
     * are entitled to share proportionately in all of the assets of SLS which are available for distribution to holders of common stock upon any sale, dissolution or winding up of the affairs of SLS;
     * do not have priority rights to subscribe for future offerings of shares of common stock by SLS;
     * do not have any priority rights to convert their shares of common stock into any other security of SLS;
     *  do not have rights to subscribe for shares or convert their shares;
     *  have no right to have their shares redeemed by SLS; and
     * are entitled to one vote per share on all matters upon which stockholders may vote at all meetings of stockholders.

All shares of common stock now outstanding are fully paid for and are not assessable by SLS; and all the shares of common stock which are the subject of this offering, when issued, will be fully paid for and will not be assessable by SLS.

The holders of shares of SLS common stock do not have cumulative voting rights, which are rights to accumulate votes to be cast for directors in an election.
In this way a shareholder could vote his or her entire total of votes for one director only, and not vote for any other director. However, because there is no cumulative voting, the holders of more than 50% of the outstanding shares, when voting for the election of directors, can elect all of the directors to be elected, if they so choose. As a result, the holders of the remaining shares will not be able to elect any of SLS' directors. Upon completion of this offering of 4,000,000 units by SLS, the present management of SLS will own approximately 55% of all of the outstanding shares. They will have effective control of SLS. Such a concentration of ownership could have an adverse effect on the price of the common stock. It may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices.

Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

     * authorizing the issuance of preferred stock without common stockholder approval;
     *  prohibiting cumulative voting in the election of directors; and
     *  limiting the persons who may call special meetings of stockholders.

Warrants
--------

SLS has authorized the issuance and sale of class A warrants and class B warrants as part of the units offered. Each warrant provides the right to purchase one share of common stock at a specified price. The class A warrant has a term of 6 months and is exercisable at a price of $.50 per share. The class B warrant shall have a term of 2 years and shall be exercisable at a price of $3.00 per share. The class A warrants and class B warrants are immediately detachable from the common stock but are not separable from each other until the class A warrant is exercised. The class A warrants are immediately exercisable during the 6-month period after they are issued. At the end of the 6-month period, if the class A warrant is not exercised, or if the class A warrant is redeemed by SLS, the class A warrants and the class B warrants shall be void and of no effect.

If the average closing market price for SLS' common stock is at least equal to the exercise price for the class A or class B warrant for a period of 10 days, then such warrants are capable of being repurchased by SLS at a price of $.001 per warrant. This re-purchase by SLS can occur only after SLS mails a 30-day notice to each holder of the warrants that are to be re-purchased. However, the holder of the warrants can still exercise the warrants during the 30-day notice period.

If SLS issues additional shares to others for any reason, other than a consolidation, merger, stock split, or sale of all the assets of SLS, the holder of the warrants will have no rights to purchase any more shares than are represented by the warrants. In addition, no adjustment or change in the exercise price of each warrant will be made, except if a stock split is declared by SLS. In case of a stock split, the exercise price of the warrants shall be adjusted higher or lower depending upon whether the stock split is a reverse stock split or forward stock split. A forward stock split means the shares are being split so that more shares will be outstanding after the stock split. In a forward stock split, the exercise price of the warrants shall be adjusted to permit the purchase of more shares of stock for the original exercise price. If there is a reverse stock split, there will be a reduction in outstanding shares and the exercise price of the warrant shall purchase fewer shares.

Only owners of common stock have equity in SLS. Each warrant holder will not own any equity interest in SLS by virtue of his ownership of the warrant. The warrant holder may not vote as a stockholder. The warrant holder also will not have rights to any distributions to stockholders unless and until the warrant is exercised and SLS receives the cash consideration for the purchase of the common stock. SLS shall reserve such number of shares of common stock as shall be equal to the number of class A and class B warrants issued. The shares are reserved for future issuance upon exercise of the warrants. The shares to be issued upon the exercise of the warrants have also been registered with the Securities and Exchange Commission. Upon exercise of the warrants, such shares of common stock issued to each exercising investor will be freely tradeable and will not constitute restricted securities as such terms are defined under the Securities Act. The sole exception to this will be shares purchased in the offering by officers and directors of SLS. The shares purchased by them shall be held by them for investment.

                               Stock Option Plan
                               -----------------

SLS' Board of Directors approved the SLS International, Inc. 2000 Stock Purchase and Option Plan (the "Plan") and the plan was approved by existing stockholders.

The Board of Directors of SLS will administer the Plan. The plan affords key employees, officers, and consultants, who are responsible for the continued growth of SLS, an opportunity to acquire an investment interest in SLS, and to create in such individuals a greater incentive and concern for the welfare of SLS. SLS, by means of this 2000 Stock Purchase and Option Plan, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions.

The Plan
--------

SLS has reserved up to 2,000,000 shares of common stock for issuance upon exercise of options that may be issued from time to time under the Plan. The shares to be issued are subject to adjustment in the event of stock dividends, splits and other events that affect the number of shares of common stock outstanding.

Maximum Purchase. The options offered in the plan are a matter of separate inducement and are in addition to any salary or other compensation for the services of any key employee or consultant. The options granted under the plan are intended to be either incentive stock options or non-qualified or non-statutory stock options.

Option. Participants will receive such options as are granted from time to time by the Board of Directors. The option will state the number of shares and price of common stock to be purchased upon exercise of the options by the option holder.

Exercise Price. The purchase price per share purchasable under an option will be determined by the Board of Directors. However, for statutory options, the purchase price shall not be less than 90% of the fair market value of a share on the date of grant of such option. Furthermore, any option granted to a participant under the plan who, at the time the option is granted, is an officer or director of the Company, the purchase price shall not be less than 100% of the fair market value of a share on the date of grant of such option. In the case of an incentive stock option granted to a participant who, at the time the option is granted, is a 10% shareholder, the purchase price for each share will be an amount not less than 110% of the fair market value per share on the date the incentive stock option is granted.

Term Of Option. The term of each option shall be fixed by the Administrator which in any event will not exceed a term of 10 years from the date of the grant.

Termination Of Employment. The Administrator will have the right to specify the effect to a participant upon his or her retirement, death, disability, leave of absence or any other termination of employment during the term of any option.

Amendments. The Board may amend, suspend, discontinue or terminate the plan; provided, however, that, without approval of the stockholders of SLS, no such amendment, suspension, discontinuation or termination will be made that: 1. would cause Rule 16b-3 under the Securities Exchange Act of 1934 to become unavailable with respect to the Plan; 2. would violate the rules or regulations of any national securities exchange on which the shares of SLS are traded or the rules or regulations of the NASD that are applicable to SLS; or 3. would cause SLS to be unable, under the Internal Revenue Code, to grant investment stock options under the plan.

                                  Legal Matters
                                  -------------

Legal matters in connection with this offering will be passed upon for the Company by Alfred V Greco PLLC, 666 Fifth Avenue, New York, NY 10103. Mr. Greco, the principal of Alfred V. Greco, PLLC, is the owner of 104,895 shares of SLS.


                                     Experts
                                     -------

The audited financial statements of the Company as of December 30, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Weaver & Martin, LLC, independent public accountants. Their report, which appears elsewhere herein, insofar as the Company is concerned, includes an explanatory paragraph as to the ability of the Company to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.


                               Further Information
                               -------------------

SLS has filed with the Washington, DC office of the Securities & Exchange Commission (the "SEC") a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. For further information with respect to SLS and the securities offered, potential investors are referred to the registration statement and to the financial statements filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or other documents are not necessarily complete and in each instance, potential investors are referred to the copy of such contract or document that has been filed as an exhibit to the registration statement. Each statement is qualified in all respects by the reference to the exhibit. The registration statement, including exhibits, may be inspected without charge at the SEC's principal offices at 450 Fifth Street, N.W. Washington, DC 20549. Copies of the registration statement or any part thereof may be obtained from the SEC's principal office in Washington, DC upon payment of the fees prescribed by the Commission.

                            SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                              TABLE OF CONTENTS



                              DECEMBER 31, 1999
                              -----------------

                                                                        PAGE
                                                                        ----



INDEPENDENT AUDITOR'S REPORT.........................................    35


BALANCE SHEET........................................................    36


STATEMENT OF OPERATIONS..............................................    38


STATEMENT OF CASH FLOWS..............................................    39


STATEMENT OF SHAREHOLDERS' (DEFICIT).................................    41


NOTES TO FINANCIAL STATEMENTS........................................    43

(LOGO)                                                             (LETTERHEAD)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

STOCKHOLDERS AND DIRECTORS
SLS INTERNATIONAL, INC. (formerly known as Sound and Lighting Specialist, Inc.)

We have audited the accompanying balance sheet of SLS International, Inc. (formerly known as Sound and Lighting Specialist, Inc.) as of December 31, 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two year period ended December 31, 1999. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 10 to the financial statements, authorized and outstanding shares of common stock have been retroactively restated with respect to the forward stock split in August 2000.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLS International, Inc. (formerly known as Sound and Lighting Specialist, Inc.) as of December 31, 1999 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent upon the continued sale of its securities or obtaining debt financing for funds to meet its cash requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                WEAVER & MARTIN, LLC
                               /s/ Weaver & Martin LLC

Kansas City, Missouri               Certified Public Accountants & Consultants
January 31, 2000, except as         801 West 47th St., Suite 208
to Note 10, which is dated          Kansas City, Missouri  64112
as of August 10, 2000               Phone: (816) 756-5525
                                    Fax: (816) 756-2252

                                       35
                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                                  BALANCE SHEET



                                     ASSETS
                                     ------


                                         SEPTEMBER 30, 2000  DECEMBER 31, 1999
                                         ------------------  -----------------
                                            (UNAUDITED)

Current Assets:
     Cash                                $           7,170   $        117,647
     Accounts Receivable                            43,977             50,367
     Due from Shareholder                            3,681              3,681
     Inventory                                     215,287             77,469
     Refundable Income Taxes                        14,797             14,797
     Prepaid Expenses and
       Other Current Assets                          6,593              5,520
                                         ------------------  -----------------
          Total Current Assets                     291,505            269,481
                                         ------------------  -----------------

Fixed Assets:
     Vehicles                                       52,364             47,376
     Equipment                                      46,082             26,623
                                         ------------------  -----------------

                                                    98,446             73,999
Less Accumulated Depreciation                       43,069             32,809
                                         ------------------  -----------------

         Net Fixed Assets                           55,377             41,190
                                         ------------------  -----------------

                Total Assets             $         346,882   $        310,671
                                         ==================  =================













                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                                  BALANCE SHEET
                                   (CONTINUED)


                    LIABILITIES AND SHAREHOLDERS' (DEFICIT)
                    ---------------------------------------

                                         SEPTEMBER 30, 2000  DECEMBER 31, 1999
                                         ------------------  -----------------
                                            (UNAUDITED)
Current Liabilities:
     Current Maturities of
       Long Term Debt                    $          22,000   $         22,000
     Notes Payable                                  84,000             99,966
     Accounts Payable                              243,506            197,056
     Due to Shareholders                            12,476             14,280
     Accrued Liabilities                            40,013             70,305
                                         ------------------  -----------------
        Total Current Liabilities                  401,995            403,607
                                         ------------------  -----------------
Long Term Debt, Less Current Maturities            532,052             39,331
                                         ------------------  -----------------

Shareholders' (Deficit):
     Preferred stock, $.001, par;
       5,000,000 shares authorized                     ---                ---
     Common stock, $.001, par;
       75,000,000 shares authorized;
       14,166,528 shares issued on
       September 30, 2000 (unaudited)
       and 14,373,901 shares issued
       on December 31, 1999                         14,167             14,374
     Contributed capital                           386,633            338,126
     Retained (Deficit)                           (987,965)          (424,767)
                                         ------------------  -----------------
                                                  (587,165)           (72,267)
     Treasury Stock at Cost
       (960,000 shares)                                ---             60,000
                                         ------------------  -----------------
        Total Shareholders' (Deficit)             (587,165)          (132,267)
                                         ------------------  -----------------
             Total Liabilities and
               Shareholders' (Deficit)   $         346,882   $        310,671
                                         ==================  =================






                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                             STATEMENT OF OPERATIONS

                               NINE MONTHS ENDED             YEAR ENDED
                                 SEPTEMBER 30,              DECEMBER 31,
                           ------------------------- ------------------------
                               2000         1999         1999        1998
                                  (UNAUDITED)

Revenue                    $   144,884  $   432,604  $   544,187  $ 1,039,027
Cost of Sales                   83,046      252,750      312,448      614,318
                           ------------ ------------ ------------ ------------
Gross Profit                    61,837      179,854      231,739      424,709

General and Administrative
  Expenses                     608,512      346,922      469,160      624,124
                           ------------ ------------ ------------ ------------
Loss from Operations          (546,675)    (170,728)    (237,421)    (199,415)
                           ------------ ------------ ------------ ------------
Other Income (Expense):
     Interest Expense          (18,649)      (4,504)     (10,250)      (8,746)
     Interest and
       Miscellaneous, Net        2,126           --        2,284          438
                           ------------ ------------ ------------ ------------
                               (16,523)      (4,504)      (7,966)      (8,308)
                           ------------ ------------ ------------ ------------
Loss before Income Tax        (563,198)    (171,572)    (245,387)    (207,723)
Benefit from Income Tax             --           --           --      (14,797)
                           ------------ ------------ ------------ ------------
Net Loss                   $  (563,198) $  (171,572) $  (245,387) $  (192,926)
                           ============ ============ ============ ============

Basic and Diluted
  Earnings Per Share       $     (0.04) $     (0.01) $     (0.02) $     (0.02)
                           ============ ============ ============ ============

Weighted Average Shares
  Outstanding               13,864,458   12,800,000   13,196,800   11,600,000
                           ============ ============ ============ ============












                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                             STATEMENT OF CASH FLOWS

                               NINE MONTHS ENDED             YEAR ENDED
                                  SEPTEMBER 30,             DECEMBER 31,
                             -----------------------  -----------------------
                                2000         1999          1999       1998
                                  (UNAUDITED)

Operating Activities:
  Net Loss                   $ (563,198) $ (171,572)  $ (245,387) $ (192,926)
  Adjustments to Reconcile
    Net Loss to Cash
    Flows from Operating
    Activities:
      Depreciation and
        Amortization             10,260       9,666       14,728      10,016
  Change in Assets and
    Liabilities:
      Accounts Receivable         6,390      19,236          (59)     (4,296)
      Due from Shareholder           --      13,272        9,590      68,996
      Inventory                (137,818)     18,203       20,862     (69,708)
      Refundable Income Taxes        --          --           --     (14,797)
      Prepaid Expenses and
        Other Current Assets     (1,073)        299       (3,632)       (967)
      Accounts Payable           46,450       3,862       (7,559)     92,346
      Due to Shareholders        (1,804)     12,476       14,280          --
      Accrued Liabilities       (30,292)     71,437       50,212      (7,267)
                             ----------- -----------  ----------- ------------
      Cash Used in Operating
        Activities             (671,085)    (23,121)    (146,965)   (118,603)
                             ----------- -----------  ----------- ------------

Investing Activities:
  Additions to Vehicles and
    Equipment                   (24,447)       (118)        (719)    (46,399)
                             ----------- -----------  ----------- ------------
      Cash Used in Investing
        Activities              (24,447)       (118)        (719)    (46,399)
                             ----------- -----------  ----------- ------------











                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                             STATEMENT OF CASH FLOWS
                                   (CONTINUED)

                                NINE MONTHS ENDED           YEAR ENDED
                                  SEPTEMBER 30,             DECEMBER 31,
                             -----------------------  ------------------------
                                2000         1999         1999       1998
                                   (UNAUDITED)

Financing Activities:
  Notes Payable, Net            519,161      89,454       99,966           --
  Treasury Stock Acquired            --     (60,000)     (60,000)          --
  Sale of Common Stock          108,300          --      225,000      102,500
  Borrowing of Long-Term             --          --           --       77,324
    Debt
  Repayments of Long-Term
    Debt                        (42,406)     (5,005)     (15,993)          --
                             ----------- -----------  ----------- ------------
      Cash Provided by
        Financing Activities    585,055      24,449      248,973      179,824
                             ----------- -----------  ----------- ------------
Increase(Decrease) in Cash     (110,477)      1,210      101,289       14,822
Cash, Beginning of Period       117,647      16,358       16,358        1,536
                             ----------- -----------  ----------- ------------
Cash, End of Period          $    7,170  $   17,568   $  117,647  $    16,358
                             =========== ===========  =========== ============

Supplemental Cash Flow
  Information:
    Interest Paid            $    8,348  $    4,504   $   10,250  $     8,746
    Income Taxes Paid                --          --           --       10,500



















                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                      STATEMENT OF SHAREHOLDERS' (DEFICIT)


                                   Common Stock
                              -----------------------  Contributed   Retained
                                 Shares      Amount      Capital      Deficit
                              ------------ ----------  -----------  -----------
Balance,
  January 1, 1998              14,126,000  $  14,126   $   10,874   $   13,546

Net Loss for the Year                  --         --           --     (192,926)

Sales of Common Stock             125,000        125      102,375           --
                              ------------ ----------  -----------  -----------
Balance,
  December 31, 1998            14,251,000   $ 14,251   $  113,249   $ (179,380)

Net Loss for the Year                  --         --           --     (245,387)

Purchase of Treasury Stock             --         --           --           --

Sales of Common Stock             122,901        123      224,877           --
                              ------------ ----------  -----------  -----------
Balance,
  December 31, 1999            14,373,901  $  14,374   $  338,126   $ (424,767)

The following information
  for the Nine Months
  Ended September 30, 2000
  is Unaudited

Sales of Common Stock             752,627        753      107,547           --

Retirement of Treasury
  Stock                          (960,000)      (960)     (59,040)          --
Net Loss for the Period
  Ended September 30                              --           --     (563,198)
                              ------------ ----------  -----------  -----------
Balance,
  September 30, 2000           14,166,528  $  14,167   $  386,633   $ (987,965)
                              ============ ==========  ===========  ===========









                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                      STATEMENT OF SHAREHOLDERS' (DEFICIT)


                                Treasury        Total
                                  Stock        Equity
                                ---------    ----------
Balance,
  January 1, 1998               $     --     $  38,546

Net Loss for the Year                 --      (192,926)

Sales of Common Stock                 --       102,500
                                ---------    ----------
Balance,
  December 31, 1998             $     --     $ (51,880)

Net Loss for the Year                 --      (245,387)

Purchase of Treasury Stock       (60,000)      (60,000)

Sales of Common Stock                 --       225,000
                                ---------    ----------
Balance,
  December 31, 1999             $(60,000)    $(132,267)

The following information
  for the Nine Months
  Ended September 30, 2000
  is Unaudited

Sales of Common Stock                 --       108,300

Retirement of Treasury
  Stock                           60,000            --
Net Loss for the Period
  Ended September 30                  --      (563,198)
                                ---------    ----------
Balance,
  September 30, 2000            $     --     $(587,165)
                                =========    ==========










                       SEE NOTES TO FINANCIAL STATEMENTS

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------

NATURE OF OPERATIONS

Prior to June, 1999, the Company's one business segment was designing, selling and installing sound and lighting systems in churches, schools, theatres, and clubs and developing a proprietary loudspeaker line called SLS Loudspeakers.

In June, 1999, the Company ceased marketing, selling, and installing sound and lighting systems directly and began focusing all efforts towards being a loudspeaker manufacturer only and selling to dealers and contractors.

The sales and receivables are concentrated in the entertainment industry.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory consists of raw materials and parts.

It is a Company policy to maintain a product display at some customer business locations. The costs of the samples are not included in assets of the Company.

VEHICLES AND EQUIPMENT

Vehicles and equipment are stated at cost. Provisions for depreciation are computed using the straight-line method over the estimated useful life of 5 years.

CONCENTRATION OF CREDIT RISK

The Company's revenues are derived principally from uncollateralized sales to customers in the same industry; therefore customers may be similarly affected by changes in economic and other conditions within the industry. There have not been any significant credit losses on such sales.

RESEARCH AND DEVELOPMENT

Research and development are charged to operations when incurred and included in operating expenses.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Actual results could differ from those estimates, but management does not believe such differences will materially affect the Company's financial position, results of operations, or cash flows.

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES CONTINUED
--------------------------------------------------

REVENUE RECOGNITION

Revenue is recognized when the products are shipped to customers. Installation revenues are recognized when the projects (all less than one month) are completed.

CASH EQUIVALENTS

The Company's cash equivalents consist principally of any financial instrument with maturities of generally three months or less and cash investments with high quality financial institutions. The investment policy limits the amount of credit exposure to any one financial institution.

NOTE 2.  GOING CONCERN MATTERS
------------------------------

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements during the years ended December 31, 1999 and 1998, the Company incurred losses of $245,387 and $192,976, respectively. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

It is management's plan to finance its operations for the foreseeable future primarily with proceeds from capital contributed by shareholders and to explore other financing options in the investment community. At September 30, 2000, no formal agreements had been entered into although management is negotiating licensing agreements with entities who have their own distributors that, if consummated, would generate operating revenues from the commercial sale of its loudspeakers directly to consumers. However, there can be no assurance that these sources will provide sufficient cash inflows to enable the Company to achieve its operational objectives.

NOTE 3.  NOTES PAYABLE
----------------------

Notes payable are unsecured notes with 7% interest due January, 2000.

NOTE 4.  LONG-TERM DEBT
-----------------------

Long-term debt consists of the following at September 30, 2000 (unaudited) and December 31, 1999 and 1998:




                                       44
                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 4.  LONG-TERM DEBT CONTINUED
---------------------------------

                                              December 31,      September 30,
                                          -------------------   -------------
                                            1999       1998          2000
                                          --------- ---------   -------------
                                                                 (unaudited)
   Equipment note, payments in monthly
     installments of $1,751 beginning
     May 1999, continuing for 35 months.
     The final payment is due April 2002
     and will include all unpaid
     principal. Interest is prime plus
     1.5% (currently 10%).                $ 44,127  $ 54,774    $     38,641

   Vehicle note, payments in monthly
     installments of $518 beginning
     June 1999, ending April 2003.
     Interest at 8.75%.                     17,204    22,550          13,584

   Notes payable to individuals,
     interest rate of 9%
     uncollateralized, principal due
     March 31, 2002.                            --        --         501,827
                                          --------- ---------   -------------
                                            61,331    77,324         554,052
     Less current portion.                  22,000    16,000          22,000
                                          --------- ---------   -------------
                                          $ 39,331  $ 61,324    $    532,052
                                          ========= =========   =============

The aggregate principal amount of long-term debt maturing in the next four years after September 30, 2000 (unaudited) are approximately $22,000; $517,121; $13,200; and $1,731.

NOTE 5.  LEASES
---------------

Rent expense for operating leases was approximately $28,200 and $24,600 for the years ended December 31, 1999 and 1998. The lease is a month to month lease.

NOTE 6.  INCOME TAXES
---------------------

The Company does not have an income tax provision in 1999 because of a loss. The refundable income tax in 1998 relates to the utilization of loss carry backs for federal and state purposes of approximately $70,000. The Company has loss carry forwards of approximately $350,000 expiring in 2011 to 2013.


                                       45

                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 6.  INCOME TAXES CONTINUED
-------------------------------

The addition to deferred tax asset for the operating loss of $90,000 and $50,200 in 1999 and 1998, respectively, differs from applying the statutory rate because of items not deductible for income tax purposes and state income tax benefits. The deferred tax asset is comprised of the following:

                                          1999           1998
                                       ----------     ----------
              Net operating loss       $ 140,000      $  50,200
              Valuation allowance       (140,000)       (50,200)
                                       ----------     ----------
                                              --             --
                                       ==========     ==========

NOTE 7.  RELATED PARTY TRANSACTIONS
-----------------------------------

The Company rents equipment owned by shareholders for a rental fee. In 1999 and 1998, the Company collected $19,567 and $68,995 in rental for the shareholders. Revenues from the fee totaled approximately $2,100 and $7,700 for the year ended December 31, 1999 and 1998.

The Company sold some loudspeakers to an entity partially owned by a shareholder in 1998. At December 31, 1998, the entity owed the Company $43,127. In fiscal 1999, the equipment was returned to the Company in lieu of payment of the receivable.

Amounts owed by shareholders to the Company are charged nominal interest. The Company owes a shareholder $14,280 at December 31, 1999 for rentals collected by the Company.

In February 1999, a shareholder of the Company exchanged 960,000 shares of stock (valued at $60,000) for assets of the Company. (See Note 10 for forward stock split.)

NOTE 8.  MAJOR CUSTOMERS AND SUPPLIERS
--------------------------------------

In 1999 the Company received approximately 50% of its revenue from three customers. The Company purchased approximately 25% of the cost of sales from two vendors.

NOTE 9.  SALES OF COMMON STOCK
------------------------------

The Company sold 1,600,000 (see Note 10 for forward stock split) shares of common stock to two employees in 1998 for $102,500, and a total of 1,573,901 shares of common stock in 1999 for $225,000.

                                       46
                             SLS INTERNATIONAL, INC.
            (Formerly known as Sound and Lighting Specialist, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 10.  SUBSEQUENT EVENTS
---------------------------

On July 25, 2000, SLS International, Inc. was organized as a Delaware corporation with authorized shares of 5,000,000 preferred par value $.001 and 75,000,000 common par value $.001. On July 25, 2000, the sole shareholder of SLS International, Inc. at incorporation was Sound and Lighting Specialist, Inc.

Sound and Lighting Specialist, Inc. merged into SLS International, Inc. and exchanged one common share of SLS International, Inc. for each outstanding share of Sound and Lighting Specialist, Inc. SLS International had no operating activity prior to the merger. These financial statements include the operation of the predecessor, Sound and Lighting Specialist, Inc., when it was the only operation of the Company through the date of the merger. After the merger, there was no business activity in Sound and Lighting Specialist, Inc.

On July 25, 2000 the Treasury stock was retired.

On July 1, 2000, the Board of Directors approved a stock option plan. The plan covers all eligible employees and is an incentive stock option plan. The number of shares that can be issued under the plan total 2,000,000.

On August 10,2000, there was a forward split of shares on a 12,800 to 1 basis. The financial statements have retroactive adjustments for the forward stock split.

In fiscal 2000, SLS sold 524,800 shares of common stock for $75,000. A stockholder exchanged $33,300 demand note into 233,075 shares of Company stock.

NOTE 11.  UNAUDITED FINANCIAL STATEMENTS
----------------------------------------

The financial statements for the nine months ended September 30, 2000 and 1999 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial position, results of operations and changes in financial position of the Company. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be obtained for the full fiscal year.

Dealer Prospectus Delivery Obligation

     Until _____, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS
               -------------------------------------------------


ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
----------------------------------------------------

Reference is made to Section 145 of the Delaware General Corporation law which provides for indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, these sections provide that persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such.

Further reference is made to sections 102 and 145 of the Delaware General Corporation Law which provide for elimination of directors liability in certain instances, and indemnification of directors and officers of a corporation and other specified persons, subject to the specific requirements therein contained. In general, section 102 allows an authorizing provision in the Certificate of Incorporation which would, subject to certain limitations, eliminate or limit a directors liability for monetary damages for breaches of his or her fiduciary duty. However, such an enabling provision could not limit or eliminate a directors liability for (a) breaches of the duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. There is currently such an enabling provision in the company's Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel that the matter has been settled by controlling precedent, the company will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
------------------------------------------------------

     Securities and Exchange Commission Registration Fee    $   3,960*
     Accountants Fee                                        $  25,000*
     Legal Fees                                             $  60,000*
     Blue sky Fees and Expenses                             $   3,540*
     Printing and Engraving Expenses                        $   5,000*
     Transfer Agents and Registrars Fee                     $   1,500*
     Miscellaneous                                          $   1,000*
                                                            ---------
            TOTAL                                           $ 100,000*
                                                            =========
------
*Estimated


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES
--------------------------------------------------

In July, 2000, shareholders of the Company's predecessor (Sound and Lighting Specialists, Inc.) exchanged their shares for shares of the Company as part of a reorganization whereby the Company effectively changed from a Missouri corporation to a Delaware corporation. In connection with the merger and upon its consummation, the board of directors, with the consent of the shareholders, among other things, amended the certificate of incorporation to increase the authorized common stock from 30,000 shares having a par value of $1.00 to 75,000,000 shares having a par value of $.001, and declared a forward 12,800 to one stock split. The following sales of securities gives effect to the aforementioned forward stock split.

In July, 1998, Robert L. Cooper and Tom Hornbuckle purchased an aggregate of 1,500,000 shares for an aggregate of $100,000 or $.0667 per share. Mr. Cooper, a sophisticated investor with a masters degree in business administration, became an officer and director of SLS. Mr. Hornbuckle became a manager of the holiday lights business. Mr. Hornbuckle is a sophisticated investor. Both Messrs. Cooper and Hornbuckle had full access to SLS' predecessor's books, records and financials. SLS relied upon the exemption provided by section 4(2) of the Securities Act of 1933, as amended, for the aforesaid sales.

During the period of December 1999 through January 2000 SLS privately sold an aggregate of 2,098,688 shares to 5 private accredited investors who paid an aggregate of $300,112 or $.143 per share. Each investor was permitted full access to SLS' books and records. SLS relied upon the exemption provided by
Section 4(6) of the Securities Act of 1933, as amended, for the aforesaid sales.

In June, 2000, Messrs. Gott and Norton, founders of SLS, transferred to Messrs. Bob Cooper (former CFO) and Tom Harrison (Chief Engineer) for no additional cash consideration, an aggregate of 612,224 of their shares. The transfer was made in recognition of their key status and as a good will gesture on the part of the founders. In July, 2000, SLS sold 104,895 shares to Alfred V. Greco, at par value. SLS relied upon the fact that no sale occurred with respect to Messrs. Harrison and Cooper and consequently did not violate Section 5 of the Securities Act of 1933. The sale to Mr. Greco by SLS relied upon the exemption provided by
Section 4(6) of the Securities Act of 1933 as amended. Mr. Greco is an accredited sophisticated investor who had full access to SLS' books and records at the time of the sale.

There were no underwriters for any of the foregoing private placements nor were any commissions paid.


ITEM 27.  EXHIBITS
------------------

 (10)  Material Agreements
         (iv)  Form of Distribution Agreement.
 (23)  Consent of Experts and Counsel
         (i)   Consent of Weaver & Martin LLC


ITEM 28.  UNDERTAKINGS
----------------------

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement; To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration; and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri on January 12, 2001.


                                                SLS INTERNATIONAL, INC.


                                                By /s/ John M. Gott
                                                   --------------------
                                                   John M. Gott, CEO



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

        Name                          Title                       Date
----------------------      ---------------------------    -----------------

/s/ John M. Gott            President, Chief Executive     January 12, 2001
----------------------      Officer, Chief Financial
John M. Gott                Officer, Director




/s/ Richard L. Norton       Vice President, Principal      January 12, 2001
---------------------       Operating Officer
Richard L. Norton

                                 EXHIBIT INDEX
                                 -------------


                                                            Page in Sequential
Exhibit                                                        Number System
--------------------------------------------------------    ------------------

 (10)  Material Agreements
         (iv)  Form of Distribution Agreement                       54
 (23)  Consent of Experts and Counsel
         (i)   Consent of Weaver & Martin LLC                       56